Exhibit 99.i(3)

Letterhead of Venable LLP

April 20, 2007

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY  10019

Re:                               Credit Suisse Institutional Fund, Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel for Credit Suisse Institutional Fund, Inc., a Maryland corporation (the “Fund”), in connection with the authorization and issuance by the Fund of its Asia Bond Portfolio series of Common Stock, par value $.001 per Share.

As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws.  We have examined the Prospectus (the “Prospectus”) and the accompanying Statement of Additional Information (the “Statement of Additional Information”) included in the Fund’s Registration Statement filed with the Securities and Exchange Commission on Form N-1A, File Nos. 333-47880 and 811-6670 (the “Registration Statement”), as amended to date.  We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

We have also examined and relied on such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein.  We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that:

1.                                       The Fund is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

Willkie Farr & Gallagher LLP

April  20, 2001

2.                                       The Shares to be offered for sale pursuant to the Prospectus and Statement of Additional Information have been duly authorized and, when and if duly sold, issued and paid for as contemplated by the Prospectus and Statement of Additional Information, will have been validly and legally issued and will be fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland, or the Investment Company Act of 1940.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Venable LLP

Venable LLP